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                                                                                                                        Exhibit 11.1

                                                        FORTE SOFTWARE, INC.
                                               COMPUTATION OF INCOME (LOSS) PER SHARE
                                                (in thousands, except per share data)

                                                                                         Three Months Ended      Nine months Ended
                                                                                            December 31,            December 31,
                                                                                         1995        1996        1995        1996
                                                                                     (unaudited)  (unaudited)            (unaudited)
                                                                                        -------     -------     -------      -------
Computation of weighted average common and common
equivalent shares outstanding:

Weighted average common shares outstanding                                                4,135      18,452       4,046       18,371

Weighted average common shares attributable
to stock options and warrants                                                             1,058       2,704        --          2,753

Stock related to SAB 83                                                                   1,697        --         1,697         --
                                                                                        -------     -------     -------      -------
Total common and SAB 83 weighted average
shares outstanding                                                                        6,890      21,156       5,743       21,124

Net income (loss)                                                                       $   345     $ 2,549     $(2,943)     $ 4,287
                                                                                        =======     =======     =======      =======

Net income (loss) per share                                                             $  0.05     $  0.12     $ (0.51)     $  0.20
                                                                                        =======     =======     =======      =======

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